Exhibit 99.1

Cellectar Biosciences Announces Closing of Public Offering

and Partial Exercise of Underwriter's Over-Allotment Option

MADISON, Wis., August 20, 2014, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, announced the closing of an underwritten public offering of 3,333,333 shares of its common stock at a per share price of $3.75 and warrants to purchase up to the same number of shares of common stock at a per warrant price of $0.01; plus the issuance of approximately an additional 1,110,000 shares and warrants in consideration of the cancellation of $4,000,000 principal amount of convertible debentures plus accrued interest. The warrants have an exercise price of $4.68 per share, are immediately exercisable and expire in August 2019.

The Company also announced today that the underwriter partially exercised the over-allotment option to purchase an additional 250,000 shares of common stock and acquired warrants to purchase 500,000 shares of common stock. The underwriter also has a 45-day option to purchase up to an additional 250,000 shares of common stock to cover additional over-allotments, if any. Including tender of all outstanding convertible debentures, the company is offering a total of approximately 4,700,000 common shares and approximately 5,000,000 warrants.

The gross proceeds to the Company, including the underwriter’s partial exercise of the over-allotment option, were $13,500,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The shares and warrants began trading on the NASDAQ Capital Market on August 15, 2014 under the symbols “CLRB” and “CLRBW,” respectively.

Aegis Capital Corp acted as the sole book-running manager for the offering.

A registration statement on Form S-1 relating to the shares and warrants was filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective on August 14, 2014. A final prospectus relating to the offering has been filed with the SEC and is available, for free, on the SEC’s website at http://www.sec.gov. Copies of the final prospectus relating to the offering may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.